Exhibit 4.17

NATIONSTAR AGENCY ADVANCE FUNDING TRUST,
as Issuer
and
THE BANK OF NEW YORK MELLON,
as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary
and
NATIONSTAR MORTGAGE LLC,
as Administrator and as Servicer
and
BARCLAYS BANK PLC,
as Administrative Agent

__________

SERIES 2013-VF1
AMENDED AND RESTATED INDENTURE SUPPLEMENT
Dated as of December 15, 2015
to
FOURTH AMENDED AND RESTATED INDENTURE
Dated as of January 31, 2013
(as amended by Amendment No. 1, dated as of April 22, 2014, as further amended by Amendment No. 2, dated as of May 5, 2015, and as further amended by Amendment No. 3, dated as of June 26, 2015)
__________
ADVANCE RECEIVABLES BACKED NOTES,
SERIES 2013-VF1

- i -

THIS AMENDED AND RESTATED SERIES 2013-VF1 INDENTURE SUPPLEMENT (this “Indenture Supplement”), dated as of December 15, 2015 (the “Closing Date”), is made by and among NATIONSTAR AGENCY ADVANCE FUNDING TRUST, a statutory trust organized under the laws of the State of Delaware (the “Issuer”), THE BANK OF NEW YORK MELLON, a New York banking corporation, as trustee (the “Indenture Trustee”), as calculation agent (the “Calculation Agent”), as paying agent (the “Paying Agent”) and as securities intermediary (the “Securities Intermediary”), NATIONSTAR MORTGAGE LLC, a Delaware limited liability company (“Nationstar”), as Administrator on behalf of the Issuer (the “Administrator”), as Servicer under the Designated Servicing Agreements (the “Servicer”), and BARCLAYS BANK PLC (“Barclays”), a public limited company formed under the laws of England and Wales, as Administrative Agent (as defined below), and consented and agreed to by Barclays as Noteholder of the Series 2013-VF1 Notes. This Indenture Supplement relates to and is executed pursuant to that certain Fourth Amended and Restated Indenture (as amended by Amendment No. 1 thereto, dated as of April 22, 2014, as further amended by Amendment No. 2 thereto, dated as of May 5, 2015, as further amended by Amendment No. 3 thereto, dated as of June 26, 2015, and as may be further amended, supplemented, restated or otherwise modified from time to time, the “Base Indenture”) supplemented hereby, dated as of January 31, 2013, among the Issuer, the Servicer, the Administrator and the Indenture Trustee, the Calculation Agent, the Paying Agent, the Securities Intermediary and the Administrative Agent, all the provisions of which are incorporated herein as modified hereby and shall be a part of this Indenture Supplement as if set forth herein in full (the Base Indenture as so supplemented by this Indenture Supplement being referred to as the “Indenture”).
Capitalized terms used and not otherwise defined herein shall have the respective meanings given them in the Base Indenture.
RECITALS OF THE ISSUER
WHEREAS, the Issuer entered into an Indenture Supplement, dated as of January 31, 2013 (as amended by Amendment No. 1 thereto, dated as of May 21, 2013, as further amended by Amendment No. 2 thereto, dated as of October 15, 2013, as further amended by Amendment No. 3 thereto, dated as of October 14, 2014, as further amended by Amendment No. 4 thereto, dated as of January 27, 2015, as further amended by Amendment No. 5 thereto, dated as of January 30, 2015, as further amended by Amendment No. 6 thereto, dated as of May 5, 2015, as further amended by Amendment No. 7 thereto, dated as of June 26, 2015, and as further amended by Amendment No. 8 thereto, dated as of October 9, 2015, and as further, amended, supplemented, restated or otherwise modified from time to time, the “Original Indenture Supplement”), among the Issuer, the Indenture Trustee, the Calculation Agent, the Paying Agent and the Securities Intermediary, Nationstar and Barclays, as Administrative Agent. Under the Original Indenture Supplement, the Issuer duly authorized the issuance of a Series of Notes, the Nationstar Agency Advance Funding Trust 2013-VF1 Advance Receivables Backed Notes, Series 2013-VF1 Notes (the “Series 2013-VF1 Notes”).

WHEREAS, Section 12.2 of the Base Indenture provides, among other things, that subject to the terms and provisions of the Original Indenture Supplement with respect to any amendment of the Original Indenture Supplement, the parties to the Base Indenture may at any time enter into an amendment to the Base Indenture, including the Original Indenture Supplement, with prior notice to the Note Rating Agency and the consent of Noteholders of more than 50% (by Class Invested Amount) of each Series or Class of Notes affected by such amendment of the Base Indenture, including the Original Indenture Supplement, for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of the Base Indenture, of modifying in any manner the rights of the Holders of the Notes of each such Series or Class under the Base Indenture or the Original Indenture Supplement, upon delivery of an Issuer Tax Opinion and, pursuant to Section 12.3 of the Base Indenture, an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by the Base Indenture and that all conditions precedent thereto have been satisfied (the “Authorization Opinion”); provided, however, that no such amendment will modify any of the enumerated provisions set forth in Section 12.2 of the Base Indenture without the consent of the Noteholder of each Outstanding Note affected thereby;
WHEREAS, Section 12(b) of the Original Indenture Supplement provides that notwithstanding any provisions to the contrary in Section 6.10 or Article XII of the Base Indenture, no supplement, amendment or indenture supplement entered into with respect to the issuance of a new Series of Notes or pursuant to the terms and provisions of Section 12.2 of the Base Indenture may, without the consent of 100% of the Series 2013-VF1 Notes, supplement, amend or revise any term or provision of the Original Indenture Supplement;
WHEREAS, Section 12(c) of the Original Indenture Supplement provides that notwithstanding any provisions to the contrary in Article XII of the Base Indenture or Section 12 of the Original Indenture Supplement, no supplement or amendment entered into with respect to the Original Indenture Supplement is effective without the consent of 100% of the Noteholders of the Series 2013-VF1 Notes;
WHEREAS, Barclays owns 100% of the Class A-VF1 Variable Funding Notes, the Class B-VF1 Variable Funding Notes, the Class C-VF1 Variable Funding Notes and the Class D-VF1 Variable Funding Notes, which are the only Outstanding Notes issued pursuant to the Original Indenture Supplement;
WHEREAS, the Issuer, the Indenture Trustee, the Administrator, the Servicer, the Administrative Agent and 100% of the Noteholders of the Series 2013-VF1 Notes, hereby agree that pursuant to this Indenture Supplement, the Original Indenture Supplement continues in full force and effect as amended hereby and except with respect to the terms that have been amended pursuant to this Indenture Supplement, all obligations of the Issuer and the Indenture Trustee under the Original Indenture Supplement will remain outstanding and continue in full force and effect, unpaid, unimpaired and undischarged, and all liens created under the Original Indenture Supplement will continue in full force and effect, unimpaired and undischarged, having the same perfection and priority for payment and performance of the obligations of the Issuer and the Indenture Trustee as were in place under the Original Indenture Supplement;

WHEREAS, the parties hereto desire to amend and restate the Original Indenture Supplement as described below to make certain changes with respect to the Original Indenture Supplement;

WHEREAS, notice to the Note Rating Agency of this Indenture Supplement has been provided;

WHEREAS, this Indenture Supplement is not effective until the execution and delivery of this Indenture Supplement by the parties hereto and the delivery of the Issuer Tax Opinion and the Authorization Opinion;
WHEREAS, all things necessary to make this Indenture Supplement a valid agreement of the Issuer, in accordance with its terms, have been done; and

The Issuer duly authorized the issuance of a Series of Notes, the Series 2013-VF1 Notes (the “Series 2013-VF1 Notes”). The parties entered into the Original Indenture Supplement to document the terms of the issuance of the Series 2013-VF1 Notes pursuant to the Base Indenture, which provides for the issuance of Notes in multiple series from time to time.

Section 1.Creation of Series 2013-VF1 Notes.
As of the Issuance Date, the Series 2013-VF1 Notes, were issued pursuant to the Base Indenture and the Original Indenture Supplement, known as “Nationstar Agency Advance Funding Trust 2013-VF1 Advance Receivables Backed Notes, Series 2013-VF1 Notes.” The Series 2013-VF1 Notes are not and shall not be subordinated to any other Series of Notes. The Series 2013-VF1 Notes are issued in four (4) Classes of Variable Funding Notes (Class A-VF1, Class B-VF1, Class C-VF1, and Class D-VF1), with the Initial Note Balances, Maximum VFN Principal Balances, Stated Maturity Dates, Revolving Period, Note Interest Rates, Expected Repayment Dates and other terms as specified in this Indenture Supplement, known as the Advance Receivables Backed Notes, Series 2013-VF1. The Series 2013-VF1 Notes are secured by the Trust Estate Granted to the Indenture Trustee pursuant to the Base Indenture. The Indenture Trustee shall hold the Trust Estate as collateral security for the benefit of the Noteholders of the Series 2013-VF1 Notes and all other Series of Notes issued under the Indenture as described therein. In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Base Indenture, the terms and provisions of this Indenture Supplement shall govern to the extent of such conflict.
Section 2.    Defined Terms.
With respect to the Series 2013-VF1 Notes and in addition to or in replacement for the definitions set forth in Section 1.1 of the Base Indenture, the following definitions shall be assigned to the defined terms set forth below:
“90+ Day Delinquent Loan” has the meaning assigned to such term in the defined term “Market Value.”
“Administrative Agent” means, for so long as the Series 2013-VF1 Notes have not been paid in full: (i) with respect to the provisions of this Indenture Supplement, Barclays Bank PLC or any Affiliate or successor thereto; and (ii) with respect to the provisions of the Base Indenture, and notwithstanding the terms and provisions of any other Indenture Supplement, together, Barclays Bank PLC and such other parties as set forth in any other Indenture Supplement, or a respective Affiliate or any respective successor thereto. For the avoidance of doubt, reference to “it” or “its” with respect to the Administrative Agent in the Base Indenture shall mean “them” and “their,” and reference to the singular therein in relation to the Administrative Agent shall be construed as if plural.
“Advance Rates” means
(A) from the date hereof until the date of the Term Note Redemption, with respect to each Receivable related to any Class of Series 2013-VF1 Notes, the percentage amount based on the Advance Type of such Receivable, as set forth below, subject to amendment by mutual agreement of the Administrative Agent and the Administrator, and with consultation with each Note Rating Agency; provided, that in the event that the Servicer’s sub-prime servicer rating is reduced below “Average” by S&P, the Advance Rates applicable to the Receivables related to such Class of Notes shall be equal to the Advance Rates set forth below prior to such ratings reduction minus 5.00%;

and provided, further, that the Advance Rate for any Receivable related to any Class of Notes shall be zero if such Receivable is not a Facility Eligible Receivable; provided, further, on any date of determination, the Advance Rate applicable to each Corporate Advance Receivable and Escrow Advance Receivable shall equal the product of (a) the applicable Advance Rate listed in the table below multiplied by (b) 100% minus the arithmetic average of the Deficient Documentation Percentages (as such term is defined in that certain Designation Letter, dated as of December 23, 2014 (the “12-23 Designation Letter”) provided in each of the three most recent Deficient Documentation Percentage Reports (as defined in the 12-23 Designation Letter) delivered; provided, that, in the event of any reduction in the Advance Rates because of this paragraph, such reduction shall not be effective in an amount to independently cause the occurrence of a Facility Early Amortization Event pursuant to clause (iv) of the definition thereof set forth in the Indenture until the thirtieth day after the effective date of such reduction (but such reduction shall be effective for all other purposes of the Indenture (including the determination of whether the Funding Conditions are satisfied on any date)):

Advance Type / Class of Notes	Class A-VF1	Class B-VF1	Class C-VF1	Class D-VF1
Delinquency Advances	96.00%	97.25%	97.75%	98.00%
Non-Judicial Escrow Advances	68.00%	82.50%	84.75%	90.75%
Judicial Escrow Advances	59.25%	72.50%	75.75%	87.25%
Non-Judicial Corporate Advances	68.00%	82.50%	84.75%	90.75%
Judicial Corporate Advances and	59.25%	72.50%	75.75%	87.25%;
(B) on and after the date of the Term Note Redemption, with respect to each Receivable related to any Class of Series 2013-VF1 Notes, the percentage amount based on the Advance Type of such Receivable, as set forth below, subject to amendment by mutual agreement of the Administrative Agent and the Administrator; provided, that the Advance Rate for any Receivable related to any Class of Notes shall be zero if such Receivable is not a Facility Eligible Receivable; provided, further, on any date of determination, the Advance Rate applicable to each Corporate Advance Receivable and Escrow Advance Receivable shall equal the product of (a) the applicable Advance Rate listed in the table below multiplied by (b) 100% minus the arithmetic average of the Deficient Documentation Percentages (as such term is defined in that certain Designation Letter, dated as of December 23, 2014 (the “12-23 Designation Letter”) provided in each of the three most recent Deficient Documentation Percentage Reports (as defined in the 12-23 Designation Letter) delivered; provided, that, in the event of any reduction in the Advance Rates because of this paragraph, such reduction shall not be effective in an amount to independently cause the occurrence of a Facility Early Amortization Event pursuant to clause (iv) of the definition thereof set forth in the Indenture until the thirtieth day after the effective date of such reduction (but such reduction shall be effective for all other purposes of the Indenture (including the determination of whether the Funding Conditions are satisfied on any date)); provided, further, in no event shall the Facility Advance Rate at any time be greater than 95.00%, and the Advance Rates with respect to the Series 2013-VF1 Notes shall be temporarily reduced pro rata solely to the extent necessary to cause the Facility Advance Rate to not exceed 95.00%:

Advance Type / Class of Notes	Class A-VF1	Class B-VF1	Class C-VF1	Class D-VF1
Delinquency Advances	96.00%	97.25%	97.75%	98.00%
Non-Judicial Escrow Advances	71.93%	87.27%	89.65%	96.00%
Judicial Escrow Advances	63.83%	78.11%	81.61%	94.00%
Non-Judicial Corporate Advances	71.93%	87.27%	89.65%	96.00%
Judicial Corporate Advances	63.83%	78.11%	81.61%	94.00%
“Advance Ratio” means, as of any date of determination with respect to any Designated Pool, the ratio (expressed as a percentage), calculated as of the last day of the calendar month immediately preceding the calendar month in which such date occurs, of (i) the related PSA Stressed Non-Recoverable Advance Amount on such date over (ii) the aggregate monthly scheduled principal and interest payments for the calendar month immediately preceding the calendar month in which such date occurs with respect to all non-delinquent Mortgage Loans in such Designated Pool, serviced pursuant to the related Designated Servicing Agreement.
“Allocable Portion” means, with respect to any Class of Notes and a particular Noteholder, a fraction, (a) the numerator of which is equal to the VFN Principal Balance of the Class of Notes held by such Noteholder, and (b) the denominator of which is equal to the aggregate VFN Principal Balance of such Class of Notes.
“Applicable Rating” means
(A) from the Issuance Date and until the Term Note Redemption, the rating assigned to each Class of the Series 2013-VF1 Notes by S&P, as the Note Rating Agency, as set forth below:
(i)    Class A-VF1: AAA(sf);
(ii)    Class B-VF1: AA(sf);
(iii)    Class C-VF1: A(sf); and
(iv)    Class D-VF1: BBB (sf); and
(B) on and after the date of the Term Note Redemption, none.
“Barclays Cap Payment Amounts” means,
(A) from the date hereof until the date of the Term Note Redemption, with respect to the Allocable Portion of any Class of Notes with respect to which Barclays (or any permitted assignee thereof) is the Noteholder, for any Interest Accrual Period, such amounts constituting the difference between (a) the Interest Payment Amounts that would be payable for such Allocable Portion based on the Note Interest Rate determined without regard to the applicable Maximum Rate and (b) the Interest Payment Amounts for such Allocable Portion; and
(B) on and after the date of the Term Note Redemption, none.

“Barclays Cap Payment Holder” means,
(A) from the date hereof until the date of the Term Note Redemption,
(i)    in respect of the portion of the Barclays Cap Payment Amount attributable to the Class A-VF1 Notes, Barclays Bank PLC;

(ii)    in respect of the portion of the Barclays Cap Payment Amount attributable to the Class B-VF1 Notes, Barclays Bank PLC;

(iii)    in respect of the portion of the Barclays Cap Payment Amount attributable to the Class C-VF1 Notes, Barclays Bank PLC; and

(iv)    in respect of the portion of the Barclays Cap Payment Amount attributable to the Class D-VF1 Notes, Barclays Bank PLC;

or, in any case, any permitted assignee or transferee thereof so long as such permitted assignee satisfies all of the transfer restrictions with respect to the Notes set forth in the Base Indenture and the Note Purchase Agreement, mutadis mutandis; and

(B) on and after the date of the Term Note Redemption, none.
“Barclays Commercial Paper Rate” means with respect to any Conduit Purchaser for which Barclays acts as Conduit Administrative Agent for any Interest Accrual Period (or any portion thereof), the per annum rate equivalent to the weighted average cost (as determined by Barclays, and which shall include commissions of placement agents and dealers not to exceed 0.05% of the face amount of the applicable Commercial Paper Notes, incremental carrying costs incurred with respect to such Commercial Paper Notes maturing on dates other than those on which corresponding funds are received by such Conduit Purchaser, other borrowings by such Conduit Purchaser (other than under any Program Support Agreement) and any other costs associated with the issuance of such Commercial Paper Notes) of or related to the issuance of Commercial Paper Notes that are allocated, in whole or in part to the funding of any Note Balances of the Series 2013-VF1 Notes; provided, however, that if any component of such rate is a discount rate, in calculating the Barclays Commercial Paper Rate for such Interest Accrual Period (or such portion thereof), any Conduit Purchaser (or the related Administrative Agent on its behalf) shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.
“Barclays Cost of Funds Rate” means, (i) for any Interest Accrual Period during which any VFN Principal Balance of Series 2013-VF1 Notes is held by a Committed Purchaser for which Barclays acts as sponsor, administrative agent or manager, as applicable, and has funded its interest on balance sheet, at the sole and absolute discretion of such Committed Purchaser, either One-Month LIBOR or the cost of funding such interest on balance sheet, (ii) for any Interest Accrual Period Interest Accrual Period during which any VFN Principal Balance of Series 2013-VF1 Notes is held by a Conduit Purchaser for which Barclays acts as sponsor, administrative agent or manager, as applicable, a rate per annum equal to the applicable Barclays Commercial Paper Rate, (iii) for any Interest Accrual Period during which any VFN Principal Balance of Series 2013-VF1 Notes is held by a Conduit Purchaser for which Barclays acts as sponsor, administrative agent or manager, as applicable, to the extent it does not fund its Note Balance during such period by issuing asset-backed commercial paper, (A) One-Month LIBOR plus (B) 1.00% per annum; provided, that with respect to clause (i) and (iii) above, if a Eurodollar Disruption Event has occurred and is continuing, the “Barclays Cost of Funds Rate” shall be the Base Rate plus 1.00% per annum; it being understood that the decision of how to fund its Note Balances will be in the good faith discretion of the related Noteholder, Conduit Purchaser or Committed Purchaser, as applicable, and the Indenture Trustee may assume the full Note Balance held by a Conduit Purchaser for which Barclays acts as sponsor, administrative agent or manager, as applicable, is funded by issuance of asset-backed commercial paper unless otherwise notified in writing by Barclays, as Administrative Agent.
“Barclays Derivative Agreement” means, with respect to the Series 2013-VF1 Notes with respect to which Barclays is the Noteholder, the interest rate “cap” hedging arrangement to be entered into on or before June 26, 2015 and, any replacement therefor in accordance with such agreements and the terms thereof, which shall be a “Derivative Agreement” for purposes of the Base Indenture solely in respect of the Series 2013-VF1 Notes with respect to which Barclays is the Noteholder. The “Cap Rate” thereunder shall equal the Maximum Rate. The related Derivative Counterparty shall be the “Floating Rate Payer” thereunder. The Issuer shall be the “Fixed Rate Payer” thereunder. The “Notional Amount” thereunder shall be determined by the Derivative Counterparty and the Issuer. There shall be no “Barclays Derivative Agreement” on and after the date of the Term Note Redemption.
“Barclays Derivative Agreement Account” means, the segregated non-interest bearing trust account or accounts, each of which shall be an Eligible Account, established and maintained for the benefit of the Barclays Cap Payment Holders pursuant to Section 17 and entitled “The Bank of New York Mellon, as Indenture Trustee for the Nationstar Agency Advance Funding Trust Advance Receivables Backed Notes, Barclays Derivative Agreement Account – Series 2013-VF1.
“Base Indenture” has the meaning assigned to such term in the Preamble.
“Base Rate” means, on any date, a fluctuating rate of interest per annum equal to the higher of (i) the Prime Rate on such date and (ii) the Federal Funds Rate on such date plus 0.50%.
“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Indenture, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
“Cash Equivalents” means  (a) Securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000 unless otherwise approved by the Administrative Agent in writing in its sole discretion, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven (7) days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P‑1 or the equivalent thereof by Moody’s and in either case maturing within ninety (90) days after the day of acquisition, (e) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of ninety (90) days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or, (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.
“Change of Control” means, at any time, (a) less than 100% of Nationstar’s equity securities are owned, directly or indirectly, by Nationstar Mortgage Holdings Inc. (“NMH”), (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13(d)‑3 and 13(d)‑5 under such Act), of more than the greater of (x) 35% of the then-outstanding voting power of NMH’s voting equity interests and (y) the percentage of the then-outstanding voting power of NMH’s voting equity interests owned, in the aggregate, directly or indirectly, beneficially and of record, by the Permitted Holders, determined after such person’s or group’s most recent acquisition of outstanding voting power of NMH’s voting equity interests; unless the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of NMH’s board of directors, or (c) a sale of all or substantially all of the assets of Nationstar.
“Class A-VF1 Variable Funding Notes” means, the Variable Funding Notes, Class A-VF1 Variable Funding Notes, issued hereunder by the Issuer, having an aggregate VFN Principal Balance of no greater than the applicable Maximum VFN Principal Balance.
“Class B-VF1 Variable Funding Notes” means, the Variable Funding Notes, Class B-VF1 Variable Funding Notes, issued hereunder by the Issuer, having an aggregate VFN Principal Balance of no greater than the applicable Maximum VFN Principal Balance.
“Class C-VF1 Variable Funding Notes” means, the Variable Funding Notes, Class C-VF1 Variable Funding Notes, issued hereunder by the Issuer, having an aggregate VFN Principal Balance of no greater than the applicable Maximum VFN Principal Balance.
“Class D-VF1 Variable Funding Notes” means, the Variable Funding Notes, Class D-VF1 Variable Funding Notes, issued hereunder by the Issuer, having an aggregate VFN Principal Balance of no greater than the applicable Maximum VFN Principal Balance.
“Closing Date” has the meaning assigned to such term in the Preamble.

“Coefficient” means, for each Class of the Series 2013-VF1 Notes, 0.08%.
“Commercial Paper Notes” means with respect to each Conduit Purchaser, the short-term promissory notes issued or to be issued by or on behalf of such Conduit Purchaser in the United States commercial paper market.
“Committed Purchaser” means any purchaser of a Class (or portion thereof) of a Series 2013-VF1 Note which is designated as a “Committed Purchaser” or as “Purchaser” on the signature pages to a VF1 Note Purchase Agreement.
“Conduit Administrative Agent” means any Person appointed as a Conduit Administrative Agent or Administrative Agent in a VF1 Note Purchase Agreement.
“Conduit Purchaser” means (i) any Purchaser which is designated as a “Conduit Purchaser” or a “Conduit Holder” on the signature pages to a VF1 Note Purchase Agreement and (ii) any Purchaser which is designated as a “Conduit Purchaser” on the signature pages of any assignment agreement pursuant to which it becomes a party to a VF1 Note Purchase Agreement.
“Constant” means, for the Series 2013-VF1 Notes, 1.00%.
“Corporate Trust Office” means with respect to the Series 2013-VF1 Notes, the office of the Indenture Trustee (or The Bank of New York Mellon in any of its capacities) at which at any particular time its corporate trust business will be administered, which office at the date hereof is located at (i) for purposes other than final payment or note transfers, 101 Barclay Street, Floor 7W, New York, New York 10286, Attention: Nationstar Agency Advance Funding Trust, Series 2013-VF1, and (ii) for purposes of final payment and note transfers, 2001 Bryan Street, 9th Floor, Dallas, TX 75201, Attention: Transfers, Nationstar 2013-VF1.
“Cost of Funds Rate” means (a) with respect to Note Balances held by the Committed Purchaser or any Conduit Purchaser for which Barclays is designated as the Administrative Agent, the Barclays Cost of Funds Rate, (b) with respect to Note Balances held by any other asset-backed commercial conduit “Cost of Funds Rate” specified in the applicable instrument pursuant to which such Person purchases any such Note Balance and consented to in writing by the Administrator, or (c) with respect to Note Balances held by any other Person, One-Month LIBOR.
“CRD” means the Capital Requirements Directive, as amended by Article 122a (effective as of January 1, 2011) and as the same may be further amended, restated or otherwise modified.
“Default Rate” means, with respect to any Interest Accrual Period, for each Class of Notes, the then applicable Note Interest Rate (without regard to the proviso in the definition of “Note Interest Rate” in the Base Indenture) plus 3.00% per annum.
“Derivative Agreement Account” means, the segregated non-interest bearing trust account or accounts, each of which shall be an Eligible Account, established and maintained for the benefit of the Cap Payment Holders pursuant to Section 17 and entitled “The Bank of New York Mellon, as Indenture Trustee for the Nationstar Agency Advance Funding Trust Advance Receivables Backed Notes, Derivative Agreement Account – Series 2013-VF1.
“Eurodollar Disruption Event” means any of the following: (i) a good faith determination by any Noteholder of the Series 2013-VF1 Notes that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) for such Noteholder to obtain United States dollars in the London interbank market to fund or maintain any portion of the Note Balances of such Notes during any Interest Accrual Period, (ii) a good faith determination by any Noteholder of the Series 2013-VF1 Notes that the interest rates offered on deposits of United States dollars to such Noteholder in the London interbank market does not accurately reflect the cost to such Noteholder of purchasing, funding or maintaining any portion of the Note Balances of the Notes during any Interest Accrual Period, or (iii) the inability of any Noteholder of the Series 2013-VF1 Notes to obtain United States dollars in the London interbank market to fund or maintain any portion of the Note Balances of such Notes for such Interest Accrual Period.
“Expected Repayment Date” means, for each Class of the Series 2013-VF1 Notes, (A) if the Term Note Redemption does not occur before December 13, 2016, December 13, 2016, and (B) if the Term Note Redemption occurs before December 13, 2016, January 15, 2017.
“Expense Rate” means, as of any date of determination, with respect to the Series 2013-VF1 Notes, the percentage equivalent of a fraction, (i) the numerator of which equals the sum of (1) the product of the Series Allocation Percentage for such Series multiplied by (1) the aggregate amount of Fees due and payable by the Issuer on the next succeeding Payment Date plus (2) the product of the Series Allocation Percentage for such Series multiplied by any expenses payable or reimbursable by the Issuer on the next succeeding Payment Date, up to the applicable Expense Limit, if any, prior to any payments to the Noteholders of the Series 2013-VF1 Notes, pursuant to the terms and provisions of this Indenture Supplement, the Base Indenture or any other Transaction Document that have been invoiced to the Indenture Trustee and the Administrator, plus (3) the aggregate amount of related Series Fees payable by the Issuer on the next succeeding Payment Date and (ii) the denominator of which equals the sum of the outstanding Note Balances of all Series 2013-VF1 Notes at the close of business on such date.
“Facility Advance Rate” means, at any time, the aggregate Collateral Value of all Facility Eligible Receivables that have positive Advance Rates for the Series 2013-VF1 Notes, divided by the aggregate Receivable Balances of all Facility Eligible Receivables that have positive Advance Rates for the Series 2013-VF1 Notes. Such Facility Advance Rate shall be calculated by the Administrator and confirmed by the Calculation Agent.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the federal funds rates as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H. 15 (519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (New York City time).
“Fee Letter” means, that certain Fee Letter Agreement, dated December 15, 2015 (as amended, restated, supplemented or otherwise modified from time to time), among Barclays, the Administrator and the Issuer.
“General Reserve Required Amount” means with respect to any Payment Date or Interim Payment Date, as the case may be, for the Series 2013-VF1 Notes, an amount equal to on any Payment Date or Interim Payment Date four month’s interest calculated at the applicable Senior Rate on the Note Balance of each Class of Series 2013-VF1 Notes as of such Payment Date or Interim Payment Date, as the case may be.
“Governmental Authority” means the United States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over the applicable Person.
“Increased Costs” has the meaning assigned to such term in Section 9 of this Indenture Supplement.
“Increased Costs Limit” means for each Noteholder of a Series 2013-VF1 Note, such Noteholder’s pro rata percentage (based on the Note Balance of such Noteholder’s Series 2013-VF1 Notes) of 0.10% of the average aggregate Note Balance for all Classes of Series 2013-VF1 Notes Outstanding for any twelve-month period.
“Indebtedness” means, for any Person:  (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by an Adverse Claim on the Property of such person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such person; (e) obligations of such Person under Capital Lease Obligations; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person by a note, bond, debenture or similar instrument.
“Index” means, for any Class of the Series 2013-VF1 Notes, One-Month LIBOR, the Cost of Funds Rate or the Base Rate, as specified for such Class in the definition of “Note Interest Rate.”

“Initial Note Balance” means, for any Note or for any Class of Notes, the Note Balance of such Note upon issuance, or, in the case of the Series 2013-VF1 Notes, an amount determined by the Administrative Agent, the Issuer and the Administrator on the Issuance Date.
For the avoidance of doubt, the requirement for minimum bond denominations in Section 6.2 of the Base Indenture shall not apply in the case of the Series 2013-VF1 Notes.
“Initial Payment Date” means March 15, 2013.
“Interest Accrual Period” means, for the Series 2013-VF1 Notes and any Payment Date, the period beginning on the immediately preceding Payment Date (or, in the case of the first Payment Date with respect to any Class, the Issuance Date) and ending on the day immediately preceding the current Payment Date. The Interest Payment Amount for the Series 2013-VF1 Notes on any Payment Date shall be determined based on the actual number of days in the Interest Accrual Period.
“Interest Day Count Convention” means the actual number of days in the related Interest Accrual Period divided by 360.
“Interim Payment Date” means, with respect to the Series 2013-VF1 Notes, up to four dates each calendar month provided that the Issuer provides the Holders of the Series 2013-VF1 Notes and the Indenture Trustee at least two (2) Business Days prior notice, or if any such date is not a Business Day, the next succeeding Business Day to the extent any such day occurs during the Revolving Period, and any other date otherwise agreed to between the Issuer and the Holders of the Series 2013-VF1 Notes.
“Issuance Date” means January 31, 2013.
“LIBOR” has the meaning assigned such term in Section 7 of this Indenture Supplement.
“LIBOR Determination Date” means for each Interest Accrual Period, the second London Banking Day prior to the commencement of such Interest Accrual Period.
“LIBOR Index Rate” means for a one-month period, the rate per annum (rounded upward, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a one-month period, which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on the date that is two (2) Business Days before the commencement of such one-month period.
“LIBOR Rate” means with respect to any Interest Accrual Period with respect to which interest is to be calculated by reference to the “LIBOR Rate”, (a) the LIBOR Index Rate for a one-month period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the related Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such one-month period by three (3) or more major banks in the interbank eurodollar market selected by such Administrative Agent for delivery on the first day of and for a period equal to such one-month period and in an amount equal or comparable to the principal amount of the portion of the Note Balance on which the LIBOR Rate is being calculated.
“LIBOR01 Page” means the display designated as “LIBOR01 Page” on the Reuters Service (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the ICE Benchmark Administration as an information vendor for the purpose of displaying ICE Benchmark Administration interest settlement rates for U.S. Dollar deposits).
“Limited Funding Date” means any Business Day that is not a Payment Date or Interim Payment Date, at a time when no Facility Early Amortization Event shall have occurred and shall be continuing, which date is designated by the Administrator on behalf of the Issuer to the Indenture Trustee and the Administrative Agent in writing no later than 9:00 a.m. Eastern Time two (2) Business Days prior to such date; provided, that the Administrator shall have delivered a Funding Certification in accordance with Section 4.3(a) of the Indenture for such date, and provided, further that no fundings may be made under a Variable Funding Note on such date and no payments on any Notes shall be made on such date; provided, further, that no more than five (5) Limited Funding Dates may be designated by the Administrator on behalf of the Issuer in any calendar month.
“Liquidity” means, as of any date, the sum of (a) the Receivables Seller’s Unrestricted Cash and (b) the aggregate amount of unused committed capacity available to the Receivables Seller (taking into account applicable haircuts) under mortgage loan warehouse and servicer advance facilities (other than the facilities provided under that certain Master Repurchase Agreement, dated as of March 25, 2011, between Barclays Bank PLC, as purchaser and agent, and Nationstar Mortgage LLC, as seller) for which the Receivables Seller has unencumbered collateral eligible to be pledged thereunder.
“Liquidity Facility” means any liquidity back-stop facility which may be utilized by a Noteholder of a Class to fund some or all of its disbursements on any such Class of the Notes.
“Liquidity Provider” means any financial institution, rated at least “A‑1” by S&P and “P‑1” by Moody’s, who provides a Liquidity Facility.
“London Banking Day” means any day on which commercial banks and foreign exchange markets settle payment in both London and New York City.
“Margin” means, for each Class of the Series 2013-VF1 Notes, the per annum rate set forth or determined as described below:
(A) from the date hereof and until the date of the Term Note Redemption,
(i) Class A-VF1: 1.76%;

(ii) Class B-VF1: 2.41%;

(iii) Class C-VF1: 3.66%; and

(iv) Class D-VF1: 4.91%;

provided, however, that the weighted average Margin shall not be lower than 2.15% at any time; and

(B) on and after the date of the Term Note Redemption,

(i) Class A-VF1: 2.00%;

(ii) Class B-VF1: 2.00%;

(iii) Class C-VF1: 2.00%; and

(iv) Class D-VF1: 2.00%.

“Market Value” means, as of any date of determination with respect to a Designated Pool, the value of such property (determined by the Servicer in accordance with the Freddie Mac Guide or the Fannie Mae Guide, as applicable) or the appraised value of the Mortgaged Property obtained in connection with its origination, if no updated valuation has been required under the Freddie Mac Guide or the Fannie Mae Guide, as applicable; provided, that such value shall equal zero for a mortgage loan that was 90 or more days Delinquent (a “90+ Day Delinquent Loan”) and the related valuation is more than 210 days old.
“Market Value Ratio” means, as of any date of determination with respect to a Designated Pool, the ratio (expressed as a percentage) of (i) the aggregate of the Receivable Balance of all Facility Eligible Receivables related to such Designated Pool on such date over (ii) the aggregate Market Value of the Mortgaged Properties and REO Properties for the Mortgage Loans in such Designated Pool on such date.
“Master Repurchase Agreement" means the Master Repurchase Agreement, dated as of March 25, 2011, between Barclays Bank PLC, as purchaser and agent, and Nationstar, as seller.
“Maximum Rate” means (A) from the date hereof and until the Term Note Redemption, 0.75% per annum, and (B) on and after the date of the Term Note Redemption, none.
“Maximum VFN Principal Balance” means, (A) from the date hereof and until the date of the Term Note Redemption, (i) for Class A-VF1, $309,840,000, (ii) for Class B-VF1, $46,184,000, (iii) for Class C-VF1, $10,072,000, and (iv) for Class D-VF1, $33,904,000 or, in the case of each such Class on any date, a lesser amount calculated pursuant to a written agreement between the Servicer, the Administrator and the Administrative Agent, and (B) on and after the date of the Term Note Redemption, (i) for Class A-VF1, $289,100,000, (ii) for Class B-VF1, $55,680,000, (iii) for Class C-VF1, $12,530,000, and (iv) for Class D-VF1, $42,690,000 or, in the case of each such Class on any date, a lesser amount calculated pursuant to a written agreement between the Servicer, the Administrator and the Administrative Agent.

“Monthly Reimbursement Rate” means, as of any date of determination, the arithmetic average of the fractions (expressed as percentages), determined for each of the three (3) most recently concluded calendar months, obtained by dividing (i) the aggregate Advance Reimbursement Amounts collected by the Servicer and deposited into the Trust Accounts during such month by (ii) the sum, for each Freddie Mac Pool or Fannie Mae Pool, of the highest Receivable Balance of the related Receivables during such calendar month relating to Advances funded by the Servicer in respect of such Freddie Mac Pool or Fannie Mae Pool.
“Net Proceeds Coverage Percentage” means, for any Payment Date, the percentage equivalent of a fraction, (i) the numerator of which equals the amount of Collections on Receivables deposited into the Collection and Funding Account during the related Monthly Advance Collection Period, and (ii) the denominator of which equals the aggregate average outstanding Note Balances of all Outstanding Notes during such Monthly Advance Collection Period.
“Net Worth” means,  with respect to any Person, such Person’s assets minus such Person’s liabilities, each determined in accordance with GAAP.
“Note Interest Rate” means, with respect to any Interest Accrual Period for each Class of Notes, (x) prior to the Expected Repayment Date, the rates described below:
(i) Class A-VF1: the sum of (A) (1) from the date hereof until the Term Note Redemption the lesser of (I) the Cost of Funds Rate for such Interest Accrual Period and (II) the Maximum Rate and (2) on and after the date of the Term Note Redemption, the Cost of Funds Rate plus (B) the applicable Margin;
(ii) Class B-VF1: the sum of (A) (1) from the date hereof until the Term Note Redemption the lesser of (I) the Cost of Funds Rate for such Interest Accrual Period and (II) the Maximum Rate and (2) on and after the date of the Term Note Redemption, the Cost of Funds Rate plus (B) the applicable Margin;
(iii) Class C-VF1: the sum of (A) (1) from the date hereof until the Term Note Redemption the lesser of (I) the Cost of Funds Rate for such Interest Accrual Period and (II) the Maximum Rate and (2) on and after the date of the Term Note Redemption, the Cost of Funds Rate plus (B) the applicable Margin; and
(iv) Class D-VF1: the sum of (A) (1) from the date hereof until the Term Note Redemption the lesser of (I) the Cost of Funds Rate for such Interest Accrual Period and (II) the Maximum Rate and (2) on and after the date of the Term Note Redemption, the Cost of Funds Rate plus (B) the applicable Margin;
or (y) from and after the Expected Repayment Date, if the Notes of any Class have not been refinanced, the interest rate applicable to such Class pursuant to clause (x) above, plus 1.00%. For the avoidance of doubt, the “Note Interest Rate” for the Series 2013-VF1 Notes is subject to the definition of “Note Interest Rate” in the Base Indenture.

“Note Rating Agency” means, (A) from the date hereof until the Term Note Redemption, for the Series 2013-VF1 Notes, S&P, and (B) on and after the date of the Term Note Redemption, for the Series 2013-VF1 Notes, none.
“One-Month LIBOR” shall have the meaning assigned such term in Section 7 of this Indenture Supplement.
“Permitted Holders” means Fortress Investment Group LLC and any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, Fortress Investment Group LLC. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.
“Prime Rate” means the rate announced by the Administrative Agent from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors.
“Program Support Agreement” means any agreement entered into by any Program Support Provider providing for the issuance of one or more letters of credit for the account of such Conduit Purchaser, the issuance of one or more surety bonds for which a Conduit Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, the sale by such Conduit Purchaser to any Program Support Provider of the aggregate outstanding Note Balance (or portions thereof or participations therein) and/or the making of loans and/or other extensions of credit to such Conduit Purchaser in connection with such Conduit Purchaser’s commercial paper program, together with any letter of credit, surety bond or other instrument issued thereunder.
“Program Support Provider” means any Person now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, a Conduit Purchaser or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with such Conduit Purchaser’s commercial paper program.
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“PSA Stressed Non-Recoverable Advance Amount” means as of any date of determination and with respect to any Designated Pool, the sum of:
(i)    for all Mortgage Loans that are current as of such date, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage Loans on such date over (2) (x) in the case of Mortgage Loans secured by a first lien, the product of 50% and the sum of all of the Market Values for the related Mortgaged Property or (y) in the case of Mortgage Loans secured by a second or more junior lien, zero; and

(ii)    for all Mortgage Loans that are delinquent as of such date, but not related to property in foreclosure or REO Property, the greater of (A) zero and (B) the excess of (i) Total Advances related to such Mortgage Loans on such date over (ii) (x) in the case of Mortgage Loans secured by a first lien, the product of 50% and the sum of all of the Market Values for the related Mortgaged Property or (y) in the case of Mortgage Loans secured by a second or more junior lien, zero; and
(iii)    for all Mortgage Loans that are related to properties in foreclosure, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage Loans on such date over (2) (x) in the case of Mortgage Loans secured by a first lien, the product of 50% and the sum of all of the Market Values for the related Mortgaged Property or (y) in the case of Mortgage Loans secured by a second or more junior lien, zero; and
(iv)    for all REO Properties, the greater of (A) zero and (B) the excess of (1) Total Advances related to such REO Properties on such date over (2) (x) in the case of REO Properties previously secured by a first lien Mortgage Loan, the product of 50% and the sum of all of the Market Values for such REO Properties or (y) in the case of REO Properties previously secured by a second or more junior lien Mortgage Loan, zero.
“Redemption Percentage” means, for the Series 2013-VF1 Notes, 10%.
“Reference Banks” has the meaning assigned to such term in Section 7 of the Indenture Supplement.
“Reserve Interest Rate” has the meaning assigned to such term in Section 7 of the Indenture Supplement.
“Senior Margin”: means, for each Class of the Series 2013-VF1 Notes:
(a)    from the date hereof until the date of the Term Note Redemption, the percentage listed below for such Class:
(i)    Class A-VF1: 1.60% per annum;
(ii)    Class B-VF1: 2.25% per annum;
(iii)    Class C-VF1: 3.50% per annum; and
(iv)    Class D-VF1: 4.75% per annum; and
(b)    on and after the date of the Term Note Redemption: 0.0%.
“Senior Rate” means, for each Class of the Series 2013-VF1 Notes:
(1)     from the date hereof until the date of the Term Note Redemption, the sum of (a) the lesser of (I) the Cost of Funds Rate, (II) One-Month LIBOR and (III) the Maximum Rate plus (b) the Senior Margin for such Class; and

(2)    on and after the date of the Term Note Redemption, the Note Interest Rate.
“Series 2013-VF1 Note Balance” means the aggregate Note Balance of the Series 2013-VF1 Notes.
“Specified Indebtedness” means accounts payable or other liabilities of Nationstar or any of its Subsidiaries arising in connection with the obligation of Nationstar to purchase servicing advance reimbursement rights and deferred servicing fees from Bank of America, N.A. in connection with the transaction agreed upon on or about January 6, 2013 between Nationstar and Bank of America, N.A. for Nationstar's acquisition of approximately $215 billion of residential mortgage servicing rights and certain other assets from Bank of America, N.A.
“Specified Indebtedness Amount” means, as of any time prior to January 1, 2014, an amount equal to the amount of any Specified Indebtedness on such date.
“Stated Maturity Date” means, for each Class of the Series 2013-VF1 Notes, thirty (30) years following the end of the related Revolving Period.
“Stressed Interest Rate” means, for any Class of Series 2013-VF1 Notes as of any date the sum of (i) the sum of (x) (1) from the date hereof until the Term Note Redemption the lesser of (a) the per annum index on the basis of which such Class’s interest rate is determined for the current Interest Accrual Period and (b) the Maximum Rate and (2) on and after the date of the Term Note Redemption, the per annum index on the basis of which such Class’s interest rate is determined for the current Interest Accrual Period, and (y) such Class’s Constant and (z) the product of (I) such Class’s Coefficient and (II) Stressed Time, plus (ii) the weighted average per annum aggregate Margin of all Outstanding Classes of such Series.
“Stressed Time” means, as of any date of determination for any Class of Series 2013-VF1 Notes, the percentage equivalent of a fraction, the numerator of which is one (1), and the denominator of which equals the related Stressed Time Percentage for such Class times the Monthly Reimbursement Rate on such date.
“Stressed Time Percentage” means (A) from the date hereof and until the Term Note Redemption: (i) for the Class A-VF1: 12.66% per annum, (ii) for the Class B-VF1: 16.92% per annum, (iii) for the Class C-VF1: 18.47% per annum and (iv) for the Class D-VF1: 28.64% per annum and (B) on and after the date of the Term Note Redemption: (i) for the Class A-VF1: 13.05% per annum, (ii) for the Class B-VF1: 18.96% per annum, (iii) for the Class C-VF1: 21.55% per annum and (iv) for the Class D-VF1: 48.57% per annum.
“T2 Term Notes” means the Series 2013-T2 Term Notes, issued pursuant to the Series 2013-T2 Indenture Supplement, dated as of January 31, 2013 (as amended by Amendment No. 1 thereto, dated as of May 5, 2015), by and among the Issuer, the Indenture Trustee, the Calculation Agent, the Paying Agent, the Securities Intermediary, the Administrator, the Servicer and Barclays, as Administrative Agent.

“Tangible Net Worth” means, with respect to any Person at any date of determination, (i) the Net Worth of such Person and its consolidated Subsidiaries, determined in accordance with GAAP, minus (ii) all intangibles determined in accordance with GAAP (including, without limitation, goodwill, capitalized financing costs and capitalized administration costs but excluding originated and purchased mortgage servicing rights and retained residual securities) and any and all advances to, investments in and receivables held from Affiliates; provided, however, that the non-cash effect (gain or loss) or any mark-to-market adjustments made directly to stockholders’ equity for fluctuation of the value of financial instruments as mandated under the Statement of Financial Accounting Standards No. 133 (or any successor statement) shall be excluded from the calculation of Tangible Net Worth.
“Target Amortization Amounts” means, for each Class of the Series 2013-VF1 Notes, (i) if (x) clause (A) of the definition of “Target Amortization Event” has occurred or (y) the Series 2013-VF1 Notes is the only Series of Notes Outstanding when a Target Amortization Event occurs for the Series 2013-VF1 Notes, 100% of the Note Balance of such Class at the close of business on the last day of its Revolving Period, payable on the next succeeding Business Day and (ii) if other Series of Notes are Outstanding when a Target Amortization Event occurs with respect to the Series 2013-VF1 Notes, an amount equal to 1/3 of the outstanding VFN Principal Balance of such Class at the close of business on the last day of its Revolving Period, payable on each of the first three Payment Dates following the occurrence of such Target Amortization Event; provided, however, if any other Series of Notes is issued with Target Amortization Amounts that are payable in fewer than three (3) months, the Target Amortization Amounts for the Series 2013-VF1 Notes shall be payable over such shorter period provided for such other Series of Notes; provided, however, regardless of whether another Target Amortization Event has previously occurred, if the Target Amortization Event described in clause (A) of the definition thereof occurs, the Target Amortization Amount described in clause (i)(x) above is payable in full on the next succeeding Business Day.
“Target Amortization Event” for the Series 2013-VF1 Notes, means the earlier of (A) the related Expected Repayment Date or (B) the occurrence of any of the following conditions or events, which is not waived by 100% of the Noteholders of the Series 2013-VF1 Notes:
(i)    on any Payment Date, the arithmetic average of the Net Proceeds Coverage Percentage determined for such Payment Date and the two preceding Payment Dates is less than five times the percentage equivalent of a fraction (A) the numerator of which equals the sum of the accrued Interest Payment Amounts for each Class of all Outstanding Notes on such date and (B) the denominator of which equals the aggregate average Note Balances of each Class of Outstanding Notes during the related Monthly Advance Collection Period;
(ii)    the occurrence of one or more Servicer Termination Events with respect to Designated Pools under the related Designated Servicing Agreements representing 15% or more (by Mortgage Loan balance as of the date of termination) of all the Designated Pools then included in the Collateral;
(iii)    the Monthly Reimbursement Rate is less than 8.00%;

(iv)    the rating assigned to any Class of Notes is reduced below the Applicable Rating assigned to such Class of Notes; for the avoidance of doubt, if the Applicable Rating is “none,” then there can be no occurrence of such condition or event under this clause (iv).
(v)    [RESERVED];
(vi)     [RESERVED];
(vii)    the Servicer’s Tangible Net Worth is at any time less than or equal to $350,000,000;
(viii)    (A) at any time prior to January 1, 2014 when any Specified Indebtedness is outstanding, the Servicer's Total Indebtedness to Tangible Net Worth exceeds 15:1 or the Servicer's Total Net Indebtedness to Tangible Net Worth exceeds 12:1, or (B) at any other time, the ratio of the Servicer's Total Indebtedness to Tangible Net Worth exceeds 12:1;
(ix)    the Servicer’s Liquidity is less than $45,000,000 as of the last day of any calendar month;
(x)    an event of default under the Master Repurchase Agreement, for so long as any indebtedness under such Master Repurchase Agreement has not been repaid in full and such Master Repurchase Agreement has not been terminated;
(xi)    the occurrence of a Change of Control;
(xii)    any failure by the Administrator to deliver any Determination Date Administrator Report pursuant to Section 3.2 of the Base Indenture which continues unremedied for a period of five (5) Business Days after a Responsible Officer of the Administrator shall have obtained actual knowledge of such failure, or shall have received written or electronic notice from the Indenture Trustee or any Noteholder of such failure;
(xiii)    the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator shall breach or default in the due observance or performance of any of its covenants or agreements in this Indenture Supplement, the Base Indenture, or any other Transaction Document (subject to any cure period provided therein), other than an obligation of the Receivables Seller to make an Indemnity Payment following a breach of a representation or warranty with respect to such Receivable pursuant to Section 4(b) of the Receivables Sale Agreement, and any such default shall continue for a period of two (2) Business Days after the earlier to occur of (i) actual discovery by a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator, as applicable, or (ii) the date on which written or electronic notice of such failure, requiring the same to be remedied, shall have been given from the Indenture Trustee or any Noteholder to a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator; provided, that a breach of Section 6(b) of the Receivables Sale Agreement, or Section 7(b) of the Receivables Pooling Agreement (prohibiting the Receivables Seller, the Servicer or the Depositor, as applicable, from causing or permitting

Insolvency Proceedings with respect to the Depositor or the Issuer, as applicable) shall constitute an automatic Target Amortization Event;
(xiv)    if any representation or warranty of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator made in this Indenture Supplement, the Base Indenture, or any other Transaction Document (other than under Section 4(b) of the Receivables Sale Agreement) shall prove to have been breached in any material respect as of the time when the same shall have been made or deemed made, and, if capable of remedy by payment of an Indemnity Payment or otherwise, continues uncured and unremedied for a period of five (5) days after the earlier to occur of (i) actual discovery by a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator, as applicable, or (ii) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator, as applicable, and would have a material adverse effect on the rights or interests of the Noteholders;
(xv)    (i) a final judgment or judgments for the payment of money in excess of $50,000 in the aggregate shall be rendered against the Depositor or the Issuer by one or more courts, administrative tribunals or other bodies having jurisdiction over them, or (ii) a final judgment or judgments for the payment of money in excess of $15,000,000 in the aggregate shall be rendered against the Receivables Seller or the Administrator by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and the Receivables Seller or Administrator, as applicable, shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal;
(xvi)    any person shall be appointed as Independent Manager of the Depositor without prior notice having been given to and without the written acknowledgement by the Administrative Agent that such person conforms, to the satisfaction of the Administrative Agent in its reasonable discretion, to the criteria set forth herein in the definition of “Independent Manager”;
(xvii)    the Administrator shall fail to make any payment (whether of principal or interest or otherwise) in respect of any other indebtedness with an amount in excess of $15,000,000, when and as the same shall become due and payable (including the passage of any applicable grace period); or
(xviii)    any event or condition occurs and, while continuing, results in any indebtedness of the Administrator with an amount in excess of $15,000,000 becoming due prior to its scheduled maturity or that enables or permits (including the passage of any applicable grace period) the holder or holders of any such indebtedness or any trustee or agent on its or their behalf to cause any such indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.

“Term Note Redemption” means, (i) the redemption or payment in full of the T2 Term Notes and (ii) the withdrawal of the ratings by the Note Rating Agency in respect of the Series 2013-VF1 Notes.
“Total Advances” means, with respect to any date of determination with respect to any Mortgage Loans, the sum of all outstanding amounts of all outstanding Advances related to Facility Eligible Receivables funded by the Servicer out of its own funds or with respect to such Mortgage Loans on such date.
“Total Indebtedness” means, with respect to any Person, for any period, (i) the aggregate Indebtedness of such person and its Subsidiaries during such period minus (ii) the amount of any non-recourse debt (including any securitization debt).
“Total Net Indebtedness” means, with respect to any Person, for any period, (i) the aggregate Indebtedness of such Person and its Subsidiaries during such period minus (ii) the amount of any non-recourse debt (including any securitization debt) and minus (iii) the Specified Indebtedness Amount.
“Transaction Documents” means, in addition to the documents set forth in the definition thereof in the Base Indenture, this Indenture Supplement, the VF1 Note Purchase Agreement and the Fee Letter, each as amended, supplemented, restated or otherwise modified from time to time.
“Trigger Advance Rate” means, for any Class within the Series 2013-VF1 Notes, as of any date, the rate equal to (1) 100% minus (2) the product of (a) one twelfth of the Stressed Interest Rate for such Class, plus the related Expense Rate as of such date, multiplied by (b) the related Stressed Time for such Class as of such date.
“Undrawn Fee Rate” means, with respect to each Class of the Series 2013-VF1 Notes and for each Interest Accrual Period,
(A) from the date hereof until the date of the Term Note Redemption, 0.25% per annum; and
(B) on and after the date of the Term Note Redemption:
(i)    if the daily average of the VFN Principal Balance during such Interest Accrual Period is less than 100% but greater than or equal to 50% of the daily average Maximum VFN Principal Balance during such period and for each Interest Accrual Period, 0.25% per annum;
(ii)    if the daily average of the VFN Principal Balance during such Interest Accrual Period is less than 50% but greater than or equal to 25% of the daily average Maximum VFN Principal Balance during such period, 0.55% per annum; and
(iii)    if the daily average of the VFN Principal Balance during such Interest Accrual Period is less than or equal to 25% of the daily average Maximum VFN Principal Balance during such period and for each Interest Accrual Period, 1.00% per annum.

“Unrestricted Cash” means, as of any date of determination, the sum of (i) the Receivables Seller’s cash, (ii) the Receivables Seller’s Cash Equivalents that are not, in either case, subject to an Adverse Claim in favor of any Person or that are not required to be reserved by the Receivables Seller in a restricted escrow arrangement or other similarly restricted arrangement pursuant to a contractual agreement or requirement of law.
“VF1 Note Purchase Agreement” means that Note Purchase Agreement, dated as of January 31, 2013 (as may be amended, restated, supplemented, or otherwise modified from time to time), by and among the Issuer, the Depositor, the Indenture Trustee, Nationstar and Barclays Bank PLC, as the Administrative Agent and purchaser.
Section 3.    Forms of Series 2013-VF1 Notes.
The form of the Rule 144A Definitive Note and of the Regulation S Definitive Notes that may be used to evidence the Series 2013-VF1 Variable Funding Notes in the circumstances described in Section 5.4(c) of the Base Indenture are attached to the Base Indenture as Exhibits A-2 and A-4, respectively.
Section 4.    Collateral Value Exclusions.
For purposes of calculating “Collateral Value” in respect of the Series 2013-VF1 Notes, the Collateral Value shall be zero for any Receivable that:
(i)    is attributable to any Designated Pool to the extent that the related Receivable Balance, when added to the aggregate Receivable Balance already outstanding with respect to such Designated Pool, would cause the related Advance Ratio to be equal to or greater than 100%;
(ii)    is not a Facility Eligible Receivable; or
(iii)    is attributable to any Designated Pool to the extent that the related Receivable Balance, when added to the aggregate Receivable Balance already outstanding with respect to such Designated Pool, would cause the related Market Value Ratio to exceed 25%.
Section 5.    General Reserve Account.
In accordance with the terms and provisions of this Section 5 and Section 4.6 of the Base Indenture, the Indenture Trustee shall establish and maintain a General Reserve Account with respect to the Series 2013-VF1 Notes, which shall be an Eligible Account, for the benefit of the Series 2013-VF1 Noteholders.
Section 6.    Payments; Note Balance Increases; Early Maturity.
The Paying Agent shall make payments of interest on the Series 2013-VF1 Notes on each Payment Date in accordance with Section 4.5 of the Base Indenture and any payments of interest, Cumulative Interest Shortfall Amounts, Fees or Increased Costs allocated to the Series 2013-VF1 Notes shall be paid first to the Class A-VF1 Variable Funding Notes, thereafter to the Class B-VF1

Variable Funding Notes, thereafter to the Class C-VF1 Variable Funding Notes and thereafter to the Class D-VF1 Variable Funding Notes. The Paying Agent shall make payments of principal on the Series 2013-VF1 Notes on each Interim Payment Date and each Payment Date in accordance with Sections 4.4 and 4.5, respectively, of the Base Indenture (at the option of the Issuer in the case of requests during the Revolving Period for the Series 2013-VF1 Notes). The Note Balance of each Class of the Series 2013-VF1 Notes may be increased from time to time on certain Funding Dates in accordance with the terms and provisions of Section 4.3 of the Base Indenture, but not in excess of the related Maximum VFN Principal Balance.
Notwithstanding anything to the contrary contained herein or in the Base Indenture, the Issuer may, upon at least five Business Days’ prior written notice to the Administrative Agent, redeem in whole or in part, and/or terminate and cause retirement of any of the Series 2013-VF1 Notes at any time using proceeds of issuance of new Notes
The Series 2013-VF1 Notes are also subject to optional redemption in accordance with the terms of Section 13.1 of the Base Indenture.
Any payments of principal allocated to the Series 2013-VF1 Notes during a Full Amortization Period shall be applied in the following order of priority, first, to the Class A-VF1 Variable Funding Notes, until their Note Balance has been reduced to zero, second, to the Class B-VF1 Variable Funding Notes until their Note Balance has been reduced to zero, third, to the Class C-VF1 Variable Funding Notes, until their Note Balance has been reduced to zero, and fourth, to the Class D-VF1 Variable Funding Notes, until their Note Balance has been reduced to zero.
The Administrative Agent and the Noteholder of 100% of the Outstanding Notes further confirm that that the Series 2013-VF1 Notes No. 11 authenticated on the Closing Date pursuant to this Indenture Supplement shall be issued in the name of “Barclays Bank PLC, as Administrative Agent,” and the Administrative Agent and the Noteholder of 100% of the Outstanding Notes hereby direct the Indenture Trustee to authenticate the Series 2013-VF1 Notes No. 11 in the name of “Barclays Bank PLC, as Administrative Agent.”
For the avoidance of doubt, the failure pay any Target Amortization Amount when due, as described in the definition thereof, shall constitute an Event of Default.
Notwithstanding anything to the contrary in Section 4.3(b)(iii) of the Base Indenture, (i) VFN draws on any Funding Date in respect of the Series 2013-VF1 Variable Funding Notes are required to be made on a pro rata basis among the Notes of each Class related Maximum VFN Principal Balances of the Notes of such Class and the respective amounts that can be drawn under each Class and Series pursuant to Section 4.3(b) of the Base Indenture, and (ii) VFN draws on any other Series of VFNs shall be made on a pro rata basis with the Series 2013-VF1 Notes. The VFN draws in respect of the Series 2013-VF1 Variable Funding Notes shall be made in accordance with the instructions provided in the related Funding Certification. For the avoidance of doubt, any funding of any VFN draws by a Conduit Purchaser shall be provided in the sole discretion of such Conduit Purchaser.
Section 7.    Determination of Note Interest Rate and LIBOR.

(a)    At least one (1) Business Day prior to each Determination Date, the Administrative Agent shall calculate the Note Interest Rate for the related Interest Accrual Period (in the case of the Series 2013-VF1 Variable Funding Notes using the Commercial Paper Rates determined by the related Conduit Administrative Agents, as applicable, and One-Month LIBOR as determined by each Administrative Agent in accordance with Section 7(b) below) and the Interest Payment Amount for the Series 2013-VF1 Notes for the upcoming Payment Date, and include a report of such amount in the related Payment Date Report.
(b)    On each LIBOR Determination Date, each Administrative Agent will determine the London Interbank Offered Rate (“LIBOR”) quotations for one-month Eurodollar deposits (“One-Month LIBOR”) for the succeeding Interest Accrual Period for the related Series 2013-VF1 Notes on the basis of the LIBOR Rate.
(c)    The establishment of the applicable Commercial Paper Rate by the related Conduit Administrative Agent and One-Month LIBOR by the related Administrative Agent and the Administrative Agent’s subsequent calculation of the Note Interest Rate on the Series 2013-VF1 Variable Funding Notes for the relevant Interest Accrual Period, in the absence of manifest error, will be final and binding.
Section 8.    Increased Costs.
(a)    If any Regulatory Change or other change of requirement of any law, rule, regulation or order applicable to a Noteholder of a Series 2013-VF1 Variable Funding Note (a “Requirement of Law”) or any change in the interpretation or application thereof or compliance by such Noteholder with any request or directive (whether or not having the force of law) from any central bank or other governmental authority made subsequent to the date hereof:
(1)    shall subject such Noteholder to any tax of any kind whatsoever with respect to its Series 2013-VF1 Variable Funding Note (excluding income taxes, branch profits taxes, franchise taxes or similar taxes imposed on such Noteholder as a result of any present or former connection between such Noteholder and the United States, other than any such connection arising solely from such Noteholder having executed, delivered or performed its obligations or received a payment under, or enforced, this Indenture Supplement or any U.S. federal withholding taxes imposed under Code sections 1471 through 1474 as of the date of this Indenture Supplement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any regulations or official interpretations thereunder and any agreements entered into under section 1471(b) of the Code) or change the basis of taxation of payments to such Noteholder in respect thereof; shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of such Noteholder which is not otherwise included in the determination of the Note Interest Rate hereunder; or
(2)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or credit extended or participated by, or any other acquisition of funds by, any office of such Noteholder which is not otherwise included in the determination of the Note Interest Rate hereunder; or
(3)    shall have the effect of reducing the rate of return on such Noteholder’s capital or on the capital of such Noteholder’s holding company, if any, as a consequence of this Indenture Supplement, in the case of the Series 2013-VF1 Variable Funding Notes, the VF1 Note Purchase Agreement, or the Series 2013-VF1 Variable Funding Notes to a level below that which such Noteholder or such Noteholder’s holding company could have achieved but for such Requirements of Law (other than any Regulatory Change, Requirement of Law, interpretation or application thereof, request or directive with respect to taxes) (taking into consideration such Noteholder’s policies and the policies of such Noteholder’s holding company with respect to capital adequacy); or
(4)    shall impose on such Noteholder or the London interbank market any other condition, cost or expense (other than with respect to taxes) affecting this Indenture Supplement, in the case of the Series 2013-VF1 Variable Funding Notes, the VF1 Note Purchase Agreement or the Series 2013-VF1 Variable Funding Notes or any participation therein; or
(5)    shall impose on such Noteholder any other condition;
and the result of any of the foregoing is to increase the cost to such Noteholder, by an amount which such Noteholder deems to be material (collectively or individually, “Increased Costs”), of continuing to hold its Series 2013-VF1 Variable Funding Note, of maintaining its obligations with respect thereto, or to reduce any amount due or owing hereunder in respect thereof, or to reduce the amount of any sum received or receivable by such Noteholder (whether of principal, interest or any other amount) or (in the case of any change in a Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Noteholder or any Person controlling such Noteholder with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any governmental or quasi-governmental authority made subsequent to the date hereof) shall have the effect of reducing the rate of return on such Noteholder’s or such controlling Person’s capital as a consequence of its obligations as a Noteholder of a Variable Funding Note to a level below that which such Noteholder or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration such Noteholder’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Noteholder to be material, then, in any such case, such Noteholder shall invoice the Administrator for such additional amount or amounts as calculated by such Noteholder in good faith as will compensate such Noteholder for such increased cost or reduced amount, and such invoiced amount shall be payable to such Noteholder on the Payment Date following the next Determination Date following such invoice, in accordance with Section 4.5(a)(1)(ii) or Section 4.5(a)(2)(iv) of the Base Indenture, as applicable; provided, however, that any amount of Increased Costs in excess of the Increased Costs Limit shall be payable to such Noteholder in accordance with Section 4.5(a)(1)(ix) or Section 4.5(a)(2)(iv) of the Base Indenture, as applicable.

(b)    Each Support Party (as such term is defined in a VF1 Note Purchase Agreement, if applicable) shall be entitled to receive additional payments and indemnification pursuant to this Section 8 as though it were a Committed Purchaser and such Section applied to its interest in or commitment to acquire an interest in the Series 2013-VF1 Variable Funding Notes; provided, that such Support Party shall not be entitled to additional payments pursuant to this Section 8 by reason of Requirements of Law which occurred prior to the date it became a Support Party; provided, further, that such Support Party shall be entitled to receive additional amounts pursuant to this Section 8 only to the extent that its related Conduit Purchaser would have been entitled to receive such amounts in the absence of Support Advances (as such term is defined in a VF1 Note Purchase Agreement, if applicable) from such Support Party. The provisions of this Section 8 shall apply to each Conduit Administrative Agent and to such of their Affiliates as may from time to time administer, make referrals to or otherwise provide services or support to the Conduit Purchasers (in each case as though such Conduit Administrative Agent or Affiliate were a Conduit Purchaser and such Section applied to its administration of or other provisions of services or support to such Conduit Purchaser in connection with the transactions contemplated by this Agreement), whether as an administrator, administrative agent, referral agent, managing agent or otherwise.
Section 9.    Series Reports.
(a)    Series Calculation Agent Report. The Calculation Agent shall deliver a report of the following items together with each Calculation Agent Report pursuant to Section 3.1 of the Base Indenture to the extent received from the Servicer, with respect to the Series 2013-VF1 Notes:
(i)    the Advance Ratio for each Designated Pool, and whether the Advance Ratio for such Designated Pool exceeds 100%;
(ii)    the Market Value Ratio for each Designated Pool, and whether the Market Value Ratio for such Designated Pool exceeds 25%;
(iii)    a list of each Target Amortization Event for the Series 2013-VF1 Notes and presenting a yes or no answer beside each indicating whether each such Target Amortization Event has occurred as of the end of the Monthly Advance Collection Period preceding the upcoming Payment Date or the Advance Collection Period preceding the upcoming Interim Payment Date.
(iv)    whether any Receivable, or any portion of the Receivables, attributable to a Designated Pool, has zero Collateral Value by virtue of the definition of “Collateral Value” or Section 4 of this Indenture Supplement;
(v)    a calculation of the Net Proceeds Coverage Percentage in respect of each of the three preceding Monthly Advance Collection Periods (or each that has occurred since the date of this Indenture Supplement, if less than three), and the arithmetic average of the three;
(vi)    the Monthly Reimbursement Rate for the upcoming Payment Date or Interim Payment Date;

(vii)    whether any Target Amortization Amount that has become due and payable has been paid;
(viii)    the PSA Stressed Non-Recoverable Advance Amount for the upcoming Payment Date or Interim Payment Date; and
(ix)    the Trigger Advance Rate for each Class; and
(x)    the aggregate amount paid pursuant to the Barclays Derivative Agreement in the Barclays Derivative Agreement Account and the Barclays Cap Payment Amounts with respect to each Class of the Series 2013-VF1 Notes.
In addition to the information provided in the above Calculation Agent Report, to the extent the following information is specifically provided to the Calculation Agent by Nationstar, the Calculation Agent shall promptly, from time to time, provide such other financial or non-financial information, documents, records or reports with respect to the Receivables or the condition or operations, financial or otherwise, of Nationstar, including any information available to Nationstar, as the Administrator or any Noteholder of a Series 2013-VF1 Note may from time to time reasonably request in order to assist the Administrative Agent or such Noteholder in complying with the requirements of Article 122a(4) and (5) of the CRD as may be applicable to the Administrative Agent or such Noteholder of a Series 2013-VF1 Note.
(b)    Series Payment Date Report. In conjunction with each Payment Date Report, the Indenture Trustee shall also report the Stressed Time Percentage.
(c)    Limitation on Indenture Trustee Duties. The Indenture Trustee shall have no independent duty to verify: (i) Tangible Net Worth, (ii) the occurrence of any of the events described in clause (ii), (iv), (vii), (viii) and (ix) of the definition of “Target Amortization Event,” or (iii) compliance with clause (vi) of the definition of “Facility Eligible Servicing Agreement.”
Section 10.    Conditions Precedent Satisfied.
The Issuer hereby represents and warrants to the Noteholders of the Series 2013-VF1 Notes and the Indenture Trustee that, as of the related Issuance Date, each of the conditions precedent set forth in the Base Indenture, including but not limited to those conditions precedent set forth in Section 6.10(b) and Article XII thereof and Section 12 hereof, as applicable, have been satisfied.
Section 11.    Representations and Warranties.
The Issuer, the Administrator, the Servicer and the Indenture Trustee hereby restate as of the related Issuance Date, or as of such other date as is specifically referenced in the body of such representation and warranty, all of the representations and warranties set forth in Sections 9.1, 10.1 and 11.14, respectively, of the Base Indenture.
Section 12.    Amendments.

(a)    Notwithstanding any provisions to the contrary in Article XII of the Base Indenture, and in addition to and otherwise subject to the provisions set forth in Sections 12.1 and 12.3 of the Base Indenture, without the consent of the Noteholders of any Notes or any other Person but with the consent of the Issuer (evidenced by its execution of such amendment), the Indenture Trustee, the Administrator, the Servicer, and the Administrative Agent, and with prior notice to the applicable Note Rating Agency, at any time and from time to time, upon delivery of an Issuer Tax Opinion and upon delivery by the Issuer to the Indenture Trustee of an Officer’s Certificate to the effect that the Issuer reasonably believes that such amendment will not have an Adverse Effect, may amend this Indenture Supplement for any of the following purposes: (i) to correct any mistake or typographical error or cure any ambiguity, or to cure, correct or supplement any defective or inconsistent provision herein or any other Transaction Document; (ii) to take any action necessary to maintain the rating currently assigned by the applicable Note Rating Agency and/or to avoid such Class of Notes being placed on negative watch by such Note Rating Agency; or (iii) to amend any other provision of this Indenture Supplement.
(b)    Notwithstanding any provisions to the contrary in Section 6.10 or Article XII of the Base Indenture, no supplement, amendment or indenture supplement entered into with respect to the issuance of a new Series of Notes or pursuant to the terms and provisions of Section 12.2 of the Base Indenture may, without the consent of 100% of the Series 2013-VF1 Notes, supplement, amend or revise any term or provision of this Indenture Supplement.
(c)    Notwithstanding any provisions to the contrary in Article XII of the Base Indenture or Section 12 of this Indenture Supplement, no supplement or amendment entered into with respect to this Indenture Supplement is effective without the consent of 100% of the Noteholders of the Series 2013-VF1 Notes.
Section 13.    Counterparts.
This Indenture Supplement may be executed in any number of counterparts, by manual or facsimile signature, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.
Section 14.    Entire Agreement.
This Indenture Supplement, together with the Base Indenture incorporated herein by reference, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and fully supersedes any prior or contemporaneous agreements relating to such subject matter.
Section 15.    Limited Recourse.
Notwithstanding any other terms of this Indenture Supplement, the Series 2013-VF1 Notes, any other Transaction Documents or otherwise, the obligations of the Issuer under the Series 2013-VF1 Notes, this Indenture Supplement and each other Transaction Document to which it is a party are limited recourse obligations of the Issuer, payable solely from the Trust Estate, and following realization of the Trust Estate and application of the proceeds thereof in accordance with the terms of this Indenture Supplement, none of the Noteholders of Series 2013- VF1 Notes, the Indenture Trustee or any of the other parties to the Transaction Documents shall be entitled to take any further steps to recover any sums due but still unpaid hereunder or thereunder, all claims in respect of which shall be extinguished and shall not thereafter revive. No recourse shall be had for the payment of any amount owing in respect of the Series 2013- VF1 Notes or this Indenture Supplement or for any action or inaction of the Issuer against any officer, director, employee, shareholder, stockholder or incorporator of the Issuer or any of their successors or assigns for any amounts payable under the Series 2013-VF1 Notes or this Indenture Supplement. It is understood that the foregoing provisions of this Section 15 shall not (a) prevent recourse to the Trust Estate for the sums due or to become due under any security, instrument or agreement which is part of the Trust Estate or (b) save as specifically provided therein, constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Series 2013- VF1 Notes or secured by this Indenture Supplement. It is further understood that the foregoing provisions of this Section 15 shall not limit the right of any Person to name the Issuer as a party defendant in any proceeding or in the exercise of any other remedy under the Series 2013- VF1 Notes or this Indenture Supplement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Person or entity.
Section 16.    Owner Trustee Limitation of Liability.
It is expressly understood and agreed by the parties hereto that (a) this Indenture Supplement is executed and delivered by Wilmington Trust, National Association, not individually or personally, but solely as Owner Trustee of the Issuer under the Trust Agreement, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust, National Association, but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust, National Association, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, (d) Wilmington Trust, National Association has made no investigation as to the accuracy or completeness of any representations and warranties made by the Issuer in this Amendment, and (e) under no circumstances shall Wilmington Trust, National Association, be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Indenture Supplement or the other Transaction Documents.
Section 17.    Barclays Cap Payment Amount.
In accordance with the terms and provisions of this Section 17(a) and Section 4.1 of the Base Indenture, the Indenture Trustee shall establish and maintain a Barclays Derivative Agreement Account for the benefit of the Barclays Cap Payment Holders. If the Barclays Derivative Agreement Account loses its status as an Eligible Account, the funds in such account shall be moved to an account that qualifies as an Eligible Account within fourteen (14) days. The Indenture Trustee shall deposit and withdraw available amounts from the Barclays Derivative Agreement Account pursuant to, and to the extent required by, this Section 17(a).
On each Payment Date, the Indenture Trustee shall remit any amounts paid by the Derivative Counterparty in respect of the Barclays Derivative Agreement to the Barclays Cap Payment Holders and the Depositor, as applicable, in the following order of priority: (i) first, to the Barclays Cap Payment Holder in respect of the Class A-VF1 Variable Funding Notes, an amount equal to the Barclays Cap Payment Amount for the Class A-VF1 Variable Funding Notes for the prior Interest Accrual Period; (ii) second, to the Barclays Cap Payment Holder in respect of the Class B-VF1 Variable Funding Notes, an amount equal to the Barclays Cap Payment Amount for the Class B-VF1 Variable Funding Notes for the prior Interest Accrual Period; (iii) third, to the Barclays Cap Payment Holder in respect of the Class C-VF1 Variable Funding Notes, an amount equal to the Barclays Cap Payment Amount for the Class C-VF1 Variable Funding Notes for the prior Interest Accrual Period; (iv) fourth, to the Barclays Cap Payment Holder in respect of the Class D-VF1 Variable Funding Notes, an amount equal to the Barclays Cap Payment Amount for the Class D-VF1 Variable Funding Notes for the prior Interest Accrual Period; and (v) fifth, with respect to any amounts remaining, to the Depositor as holder of the Owner Trust Certificate.
Notwithstanding any of the foregoing, the Issuer shall not be responsible for the payment of any amounts in respect of the Barclays Derivative Agreement and the Derivative Counterparty shall not be entitled to any rights, benefits or privileges under the Base Indenture or any other Transaction Document other than as set forth in the Barclays Derivative Agreement.
Section 18.    Consent and Acknowledgment of Amendments.
Barclays, in its capacity as Noteholder under the Original Indenture Supplement, has consented to this Indenture Supplement, and Barclays confirms that (i) it is the sole Noteholder under the Original Indenture Supplement of all the Outstanding Notes related to the Series 2013-VF1 Notes with the right to instruct the Indenture Trustee, (ii) it is authorized to deliver this Indenture Supplement, such power has not been granted or assigned to any other person and the Indenture Trustee may rely upon such certification, and (iii) it acknowledges and agrees that the amendments effected by this Indenture Supplement shall become effective on the Closing Date.

IN WITNESS WHEREOF, Nationstar Agency Advance Funding Trust, as Issuer, Nationstar Mortgage LLC (as Administrator and as Servicer), The Bank of New York Mellon, as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary, and Barclays Bank PLC, as Administrative Agent, have caused this Indenture Supplement relating to the Series 2013-VF1 Notes, to be duly executed by their respective officers thereunto duly authorized and their respective signatures duly attested all as of the day and year first above written.

NATIONSTAR AGENCY ADVANCE FUNDING TRUST, as Issuer By: Wilmington Trust, National Association, not in its individual capacity but solely as Owner Trustee
By: /s/ Adam B. Scozzafava Name: Adam B. Scozzafava Title: Vice President

[Nationstar Agency Advance Funding Trust – Series 2013-VF1 Amended and Restated Indenture Supplement]

NATIONSTAR MORTGAGE LLC, as Administrator and as Servicer
By: /s/ Jeffrey M. Neufeld Name: Jeffrey M. Neufeld Title: Senior Vice President and Treasurer

BARCLAYS BANK PLC, as Administrative Agent
By: /s/ Michael Commisso Name: Michael Commisso Title: Vice President

THE BANK OF NEW YORK MELLON, as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary and not in its individual capacity
By: /s/ Anthony Beshara Name: Anthony Beshara Title: Director

ACKNOWLEDGED, AGREED AND CONSENTED TO BY:

BARCLAYS BANK PLC,
as Noteholder of the Nationstar Agency Advance Funding Trust, Advance Receivables Backed Notes, Series 2013-VF1 Class A-VF1 Variable Funding Notes, the Class B-VF1 Variable Funding Notes, the Class C-VF1 Variable Funding Notes and the Class D-VF1 Variable Funding Notes

[Nationstar Agency Advance Funding Trust – Series 2013-VF1 Amended and Restated Indenture Supplement]

By:    /s/ Anthony Beshara

Name:    Anthony Beshara

Title:    Director

[Nationstar Agency Advance Funding Trust – Series 2013-VF1 Amended and Restated Indenture Supplement]